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Exhibit No. 3(i)
                             ARTICLES OF INCORPORATION
                                                           [RECEIVED
                                        OF                JUL 09 1997
                                                       Utah Div. of Corp.
                                 NATEX CORPORATION       & Comm. Code]

     The undersigned, acting as Incorporator of a corporation under the Utah Revised Business Corporation Act, adopts the following Articles of Incorporation for such corporation:

                                      ARTICLE I

     The name of the corporation is Natex Corporation,

                                      ARTICLE II

     The corporation is organized to engage in any lawful acts, activities and pursuits for which a corporation may be organized under the Utah Revised Business Corporation Act.

                                      ARTICLE III

     The corporation is authorized to issue only one class of shares, to be designated Common Stock. The total number of shares of Common Stock that this corporation is authorized to issue is Twenty Five Million (25,000,000). The Common Stock shall have $.001 par value per share. The Common Stock shall have unlimited voting rights as provided in the Utah Revised Business Corporation Act and shall be entitled to receive the net assets of the corporation upon dissolution.

                                      ARTICLE IV

    The street address of the initial registered office of the corporation is 525 East 100 South, Fifth Floor, Salt Lake City, UT 84102. The name of the corporation's initial registered agent at that office is A. O. Headman, Jr..

                                       ARTICLE V

    To the fullest extent permitted by the Utah Revised Business Corporation Act or any other applicable law as now in effect or as it may hereafter be amended, a director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for any action taken or any failure to take any action, as a director. Neither any amendment nor appeal of this Article V, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article V, shall eliminate or reduce the effect of this Article V in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article V, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                       ARTICLE VI

    The name and address of the incorporator is:

                                   A. O. Headman, Jr.
                            525 East 100 South, Fifth Floor
                               Salt Lake City, UT 84102

    DATED this 9th day of July 1997.
                                         /s/A. O. Headman, Jr.

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     The undersigned hereby accepts and acknowledges appointment as the initial- registered agent of the corporation named above, and confirms that the undersigned meets the requirements of Section 501 of the Utah Revised Business Corporation Act.

                                      /s/A. O. Headman, Jr.,Registered Agent